EQUITABLE HOLDINGS REPORTS SECOND QUARTER 2024 RESULTS
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•Strong earnings growth driven by increased AUM/A, spread income, and fee-based revenues

•Net inflows of $2.3 billion in Retirement1, $1.5 billion in Wealth Management and $0.9 billion in Asset Management

•Net income of $428 million, or $1.23 per share

•Non-GAAP operating earnings2 of $494 million, or $1.43 per share; adjusting for notable items3, Non-GAAP operating earnings of $525 million, or $1.52 per share

•Returned $325 million to shareholders, delivering on 60-70% payout ratio target

•Resilient balance sheet with combined NAIC RBC ratio of c.425-450%, above 375-400% target

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New York, NY, July 30, 2024 — Equitable Holdings, Inc. (“Equitable Holdings”, “Holdings”, or the “Company”) (NYSE: EQH) today announced financial results for the second quarter ended June 30, 2024.
“Equitable’s second quarter results highlight the building growth momentum across the company. Non-GAAP operating earnings per share of $1.43 increased 23% from the prior year quarter and was up 20% excluding notable items. We continue to see robust organic growth momentum across our businesses, highlighted by record Retirement net inflows of $2.3 billion including $0.5 billion of initial inflows from BlackRock Lifepath Paycheck. AllianceBernstein also reported $1.3 billion of active net inflows, and our Wealth Management segment had $1.5 billion of advisory net inflows. The combination of organic growth and favorable market conditions drove assets under management and administration to a record $986 billion, boosting both fee and spread-based earnings,” said Mark Pearson, President and Chief Executive Officer.

Mr. Pearson concluded, “Turning to capital, we returned $325 million to shareholders in the quarter, delivering on our 60-70% payout ratio target. Given our strong performance, we remain on track to deliver $1.4 billion to $1.5 billion of cash generation in 2024 and increase this to $2.0 billion annually by 20274.”

1 Includes Individual Retirement and Group Retirement
2 This press release includes certain Non-GAAP financial measures. More information on these measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release.
3 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.
4 Cash generation is the cash flow from asset and wealth management subsidiaries, along with capital generated in excess of the target combined NAIC RBC ratio at the insurance subsidiaries. Financial guidance assumes normal market conditions including 6% equity return, 2% dividend yield and interest rates following the forward curve is net dividends and distributions to Equitable Holdings from its subsidiaries

Consolidated Results
	Second Quarter
(in millions, except per share amounts or unless otherwise noted)	2024	2023
Total Assets Under Management/Administration (“AUM/A”, in billions)	$986	$887
Net income attributable to Holdings	428	759
Net income attributable to Holdings per common share	1.23	2.06
Non-GAAP operating earnings	494	441
Non-GAAP operating earnings per common share (“EPS”)	1.43	1.17

As of June 30, 2024, total AUM/A was $986 billion, a year-over-year increase of 11%, primarily driven by higher markets over the prior twelve months.
Net income attributable to Holdings for the second quarter of 2024 was $428 million compared to $759 million in the second quarter of 2023.

Non-GAAP operating earnings in the second quarter of 2024 was $494 million compared to $441 million in the second quarter of 2023. Adjusting for notable items5 of $31 million, second quarter 2024 Non-GAAP operating earnings were $525 million or $1.52 per share.

As of June 30, 2024, book value per common share, including accumulated other comprehensive income (“AOCI”), was $0.25. Book value per common share, excluding AOCI, was $27.14.
5 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

Business Highlights

•Business segment highlights:
◦Individual Retirement (“IR”) reported second quarter net inflows of $1.9 billion, and first year premiums were up 23% over the prior year quarter, driven by continued demand for our spread-based RILA product.
◦Group Retirement (“GR”) reported second quarter net inflows of $408 million, primarily attributable to the institutional channel with initial inflows from BlackRock’s LifePath Paycheck.

◦Asset Management (AllianceBernstein or “AB”)6 reported net inflows of $0.9 billion. Active net inflows of $1.3 billion were driven by the retail channel and strength in fixed income.

◦Protection Solutions (“PS”) reported $784 million of gross written premiums with accumulation-oriented VUL first year premiums up 14% and Employee Benefits first year premiums up 16% over the prior year quarter.

◦Wealth Management (“WM”) reported advisory net inflows of $1.5 billion, primarily driven by higher sales. On a trailing twelve month basis, advisory organic growth was 6%.

◦Legacy (“L”) had $672 million of net outflows and continues to run-off at $2-$3 billion annually.

•Capital management program:
◦The Company returned $325 million to shareholders, including $78 million of quarterly cash dividends and $247 million of share repurchases, delivering on its payout ratio target of 60-70% of Non-GAAP operating earnings.

◦The Company reported cash and liquid assets of $1.6 billion at Holdings7, which remains above the $500 million minimum target.

◦The Company maintained its strong financial condition with a combined NAIC RBC ratio of approximately 425-450% at quarter end, above the Company’s target of 375-400%.

•Delivering shareholder value:

◦The Company has deployed $10 billion of its $20 billion capital commitment to AB. This supports growth in AB’s Private Markets business, which currently has $64 billion in assets under management.

◦The Company remains on track to achieve its 2027 strategic targets of $150 million of net expense savings and $110 million of incremental general account investment income.

6 Refers to AllianceBernstein L.P. and AllianceBernstein Holding L.P., collectively.
7 Excludes c.$300 million of cash at Holdings which is available to AllianceBernstein through its credit facility with Equitable Holdings.

Business Segment Results

Individual Retirement

(in millions, unless otherwise noted)	Q2 2024	Q2 2023
Account value (in billions)	$101.9	$83.9
Segment net flows (in billions)	1.9	1.5
Operating earnings (loss)	234	234
•Account value increased by 22%, driven by positive market performance and net inflows over the prior twelve months.
•Net inflows of $1.9 billion in the quarter were higher versus the prior year quarter, and first year premiums of $4.5 billion increased by 23%.
•Operating earnings of $234 million were flat year-over-year with higher net interest margin and fee-type revenue partially offset by higher DAC amortization and higher commissions.
•Operating earnings adjusted for notable items8 increased from $224 million in the prior year quarter to $236 million. Notable items of $2 million in the current period reflect lower net investment income from alternatives.

Group Retirement

(in millions, unless otherwise noted)	Q2 2024	Q2 2023
Account value (in billions)	$39.3	$35.0
Segment net flows	408	(20)
Operating earnings (loss)	123	107

•Account value increased by 12%, primarily due to market performance over the prior twelve months.
•Net inflows of $408 million in the second quarter were primarily attributable to the institutional channel including initial inflows from BlackRock’s LifePath Paycheck. The tax-exempt channel, which includes our industry leading K-12 educators offering, reported net inflows of $91 million.
•Operating earnings increased from $107 million in the prior year quarter to $123 million, primarily due to higher fee-based revenue.
•Operating earnings adjusted for notable items9 increased from $103 million in the prior year quarter to $127 million. Notable items were $4 million in each period and reflect lower net investment income from alternatives.

8 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.
9 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

Asset Management

(in millions, unless otherwise noted)	Q2 2024	Q2 2023
Total AUM (in billions)	$769.5	$691.5
Segment net flows (in billions)	0.9	(4.0)
Operating earnings (loss)	101	99
•AUM increased by 11% due to market performance over the prior twelve months.
•Net inflows of $0.9 billion in the quarter as $2.8 billion of net inflows in the Retail channel were partially offset by net outflows of $1.8 billion in the Institutional channel and $0.1 billion in Private Wealth.

•Operating earnings increased from $99 million in the prior year quarter to $101 million, primarily due to higher base fees on higher average AUM and lower expenses.
•Operating earnings adjusted for notable items10 increased from $89 million in the prior year quarter to $101 million. Notable items of $10 million in the second quarter of 2023 were attributable to favorable tax items.

Protection Solutions

(in millions)	Q2 2024	Q2 2023
Gross written premiums	$784	$769
Annualized premiums	91	78
Operating earnings (loss)	67	24
•Annualized premiums increased 16% year-over-year, driven by VUL and Employee Benefits.
•Operating earnings increased from $24 million in the prior year quarter to $67 million, primarily due to improved net mortality experience.

•Operating earnings adjusted for notable items11 decreased from $77 million in the prior year quarter to $76 million. Notable items of $9 million this period reflect lower net investment income from alternatives.

10 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.
11 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

Wealth Management

(in millions, unless otherwise noted)	Q2 2024	Q2 2023
Total AUA (in billions)	$93.8	$80.4
Advisory Net Flows (in billions)	1.5	0.7
Operating earnings (loss)	44	42
•AUA increased by 17% due to market performance and net inflows over the last twelve months.
•Advisory net inflows of $1.5 billion in the quarter, primarily attributable to increased sales.
•Operating earnings increased from $42 million in the prior year quarter to $44 million, primarily due to higher advisory and distribution fees.

Legacy

(in millions)	Q2 2024	Q2 2023
Account value (in billions)	$22.2	$22.4
Net Flows	(672)	(569)
Operating earnings (loss)	41	45

•Account value decreased 1% as expected outflows were partially offset by positive market performance over the prior twelve months.
•Net outflows of $672 million were in line with expectations as this business continues to run-off at $2 billion to $3 billion annually.
•Operating earnings decreased from $45 million in the prior year quarter to $41 million, primarily due to the timing of certain fee accruals.
•Operating earnings adjusted for notable items12 decreased from $48 million in the prior year quarter to $43 million. Notable items of $2 million in the current period attributable to lower net investment income from alternatives.

Corporate and Other (“C&O”)

The operating loss of $116 million in the second quarter increased from an operating loss of $110 million in the prior year quarter. After adjusting for notable items13, the operating loss increased from $102 million in the prior year quarter to $103 million, in line with the Company’s expectations for an annual loss of approximately $400 million.
12 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.
13 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

Exhibit 1: Notable Items

Notable items represent the impact on results from our annual actuarial assumption review, approximate impacts attributable to significant variances from the Company’s expectations, and other items that the Company believes may not be indicative of future performance. The Company chooses to highlight the impact of these items and give Non-GAAP measures less notable items to provide a better understanding of our results of operations in a given period. Certain figures may not sum due to rounding.
Impact of notable items by segment and Corporate & Other:

	Three Months Ended June 30,
(in millions)	2024	2023
Non-GAAP Operating Earnings	$494	$441
Post-tax Adjustments related to notable items:
Individual Retirement	2	(10)
Group Retirement	4	(4)
Asset Management	—	(10)
Protection Solutions	9	53
Wealth Management	—	—
Legacy	2	3
Corporate & Other	13	7
Notable items subtotal	31	39
Non-GAAP Operating Earnings, less Notable Items	$525	$480

Impact of notable items by item category:

	Three Months Ended June 30,
(in millions)	2024	2023
Non-GAAP Operating Earnings	$494	$441
Pre-tax adjustments related to Notable Items:
Actuarial and Model Updates	—	(21)
Mortality	—	53
Expenses	11	—
Net Investment Income	25	38
Subtotal	37	70
Post-tax impact of Notable Items	31	39
Non-GAAP Operating Earnings, less Notable Items	$525	$480

Earnings Conference Call
Equitable Holdings will host a conference call at 9 a.m. ET on July 31, 2024 to discuss its second quarter 2024 results. The conference call webcast, along with additional earnings materials, will be accessible on the company’s investor relations website at ir.equitableholdings.com. Please log on to the webcast at least 15 minutes prior to the call to download and install any necessary software.

To register for the conference call, please use the following link:
EQH Second Quarter 2024 Earnings Call

After registering, you will receive an email confirmation including dial in details and a unique conference call code for entry. Registration is open through the live call. To ensure you are connected for the full call we suggest registering a day in advance or at minimum 10 minutes before the start of the call.

A webcast replay will be made available on the Equitable Holdings Investor Relations website at ir.equitableholdings.com.
About Equitable Holdings
Equitable Holdings, Inc. (NYSE: EQH) is a leading financial services holding company comprised of complementary and well-established businesses, Equitable, AllianceBernstein and Equitable Advisors. Equitable Holdings has $986 billion in assets under management and administration (as of 6/30/2024) and more than 5 million client relationships globally. Founded in 1859, Equitable provides retirement and protection strategies to individuals, families and small businesses. AllianceBernstein is a global investment management firm that offers diversified investment services to institutional investors, individuals and private wealth clients. Equitable Advisors, LLC (Equitable Financial Advisors in MI and TN) has 4,400 duly registered and licensed financial professionals that provide financial planning, wealth management, retirement planning, protection and risk management services to clients across the country.
Contacts:
Investor Relations
Erik Bass
(212) 314-2476
IR@equitable.com

Media Relations
Sophia Kim
(212) 314-2010
mediarelations@equitable.com

Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “intends,” “seeks,” “aims,” “plans,” “assumes,” “estimates,” “projects,” “should,” “would,” “could,” “may,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Equitable Holdings, Inc. (“Holdings”) and its consolidated subsidiaries. These forward-looking statements include, but are not limited to, statements regarding projections, estimates, forecasts and other financial and performance metrics and projections of market expectations. “We,” “us” and “our” refer to Holdings and its consolidated subsidiaries, unless the context refers only to Holdings as a corporate entity. There can be no assurance that future developments affecting Holdings will be those anticipated by management. Forward-looking statements include, without limitation, all matters that are not historical facts.
These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (i) conditions in the financial markets and economy, including the impact of geopolitical conflicts and related economic conditions, equity market declines and volatility, interest rate fluctuations, impacts on our goodwill and changes in liquidity and access to and cost of capital; (ii) operational factors, including reliance on the payment of dividends to Holdings by its subsidiaries, protection of confidential customer information or proprietary business information, operational failures by us or our service providers, potential strategic transactions, changes in accounting standards, and catastrophic events, such as the outbreak of pandemic diseases including COVID-19; (iii) credit, counterparties and investments, including counterparty default on derivative contracts, failure of financial institutions, defaults by third parties and affiliates and economic downturns, defaults and other events adversely affecting our investments; (iv) our reinsurance and hedging programs; (v) our products, structure and product distribution, including variable annuity guaranteed benefits features within certain of our products, variations in statutory capital requirements, financial strength and claims-paying ratings, state insurance laws limiting the ability of our insurance subsidiaries to pay dividends and key product distribution relationships; (vi) estimates, assumptions and valuations, including risk management policies and procedures, potential inadequacy of reserves and experience differing from pricing expectations, amortization of deferred acquisition costs and financial models; (vii) our Asset Management segment, including fluctuations in assets under management and the industry-wide shift from actively-managed investment services to passive services; (viii) recruitment and retention of key employees and experienced and productive financial professionals; (ix) subjectivity of the determination of the amount of allowances and impairments taken on our investments; (x) legal and regulatory risks, including federal and state legislation affecting financial institutions, insurance regulation and tax reform; (xi) risks related to our common stock and (xii) general risks, including strong industry competition, information systems failing or being compromised and protecting our intellectual property.
Forward-looking statements, including any financial guidance, should be read in conjunction with the other cautionary statements, risks, uncertainties and other factors identified in Holdings’ filings with the Securities and Exchange Commission. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Forward-looking Non-GAAP Metrics
The Company has presented forward-looking statements regarding Non-GAAP operating earnings, Non-GAAP operating earnings per share and Adjusted Operating Margin at AB. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of forward-looking adjusted operating earnings per share and payout ratio targeted to non-GAAP operating earnings to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s future financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others changes in connection with quarter-end and year-end adjustments. Any variations between the Company’s actual results and preliminary financial data set forth above may be material.

Use of Non-GAAP Financial Measures
In addition to our results presented in accordance with U.S. GAAP, we report Non-GAAP Operating Earnings, Non-GAAP Operating EPS, and Book Value per common share, excluding AOCI, each of which is a measure that is not determined in accordance with U.S. GAAP. Management principally uses these non-GAAP financial measures in evaluating performance because they present a clearer picture of our operating performance and they allow management to allocate resources. Similarly, management believes that the use of these Non-GAAP financial measures, together with relevant U.S. GAAP measures, provide investors with a better understanding of our results of operations and the underlying profitability drivers and trends of our business. These non-GAAP financial measures are intended to remove from our results of operations the impact of market changes (where there is mismatch in the valuation of assets and liabilities) as well as certain other expenses which are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future, as such items fluctuate from period-to-period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies.
We also discuss certain operating measures, including AUM, AV, and certain other operating measures, which management believes provide useful information about our businesses and the operational factors underlying our financial performance.

Non-GAAP Operating Earnings
Non-GAAP Operating Earnings is an after-tax non-GAAP financial measure used to evaluate our financial performance on a consolidated basis that is determined by making certain adjustments to our consolidated after-tax net income attributable to Holdings. The most significant of such adjustments relates to our derivative positions, which protect economic value and statutory capital, and the variable annuity product MRBs. This is a large source of volatility in net income.
Non-GAAP Operating Earnings equals our consolidated after-tax net income attributable to Holdings adjusted to eliminate the impact of the following items:
•Items related to variable annuity product features, which include: (i) changes in the fair value of market risk benefits and purchased market risk benefits, including the related attributed fees and claims, offset by derivatives and other securities used to hedge the market risk benefits which result in residual net income volatility as the change in fair value of certain securities is reflected in OCI and due to our statutory capital hedge program; and (ii) market adjustments to deposit asset or liability accounts arising from reinsurance agreements which do not expose the reinsurer to a reasonable possibility of a significant loss from insurance risk;
•Investment (gains) losses, which includes credit loss impairments of securities/investments, sales or disposals of securities/investments, realized capital gains/losses and valuation allowances;
•Net actuarial (gains) losses, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period related to pension, other postretirement benefit obligations, and the one-time impact of the settlement of the defined benefit obligation;
•Other adjustments, which primarily include restructuring costs related to severance and separation, lease write-offs related to non-recurring restructuring activities, COVID-19 related impacts, net derivative gains (losses) on certain Non-GMxB derivatives, net investment income from certain items including consolidated VIE investments, seed capital mark-to-market adjustments, unrealized gain/losses and realized capital gains/losses from sales or disposals of select securities, certain legal accruals; a bespoke deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market, which disposed of the risk of additional COI litigation by that entity related to those UL policies, impact of the annual actuarial assumption updates attributable to LFPB; and
•Income tax expense (benefit) related to the above items and non-recurring tax items, which includes the effect of uncertain tax positions for a given audit period and changes to the deferred tax valuation allowance.
In the fourth quarter of 2023, the Company updated its operating earnings measure to exclude the impact of realized amounts related to equity classified instruments. The recognition of the realized capital gains and losses from investments in current net investment income is generally considered distortive and not reflective of the ongoing core business activities of the segments. The presentation of operating earnings in prior periods was not revised to reflect this modification. The impact to operating earnings was immaterial for the three and six months ended June 30, 2023.
In the first quarter of 2024, the Company began allocating to its business segments collateral expense resulting from a designated rate to be paid on the collateral held back to counterparties. The new segment allocation methodology for collateral expense is based on the income earned on cash equivalents held in the surplus segments and income earned in portfolios backing collateral expenses, such that the collateral expense would be allocated to the segments up to that amount. Any remaining amount is included within Corporate and Other. This expense was previously recorded in Corporate and Other with no allocation to our business segments in prior reporting periods.

The presentation of operating earnings in prior periods was not revised to reflect this modification, however, the Company estimated that allocating collateral expense to the segments for the twelve months ended December 31, 2023 and 2022, respectively, would have resulted in a decrease to operating earnings of $4.0 million and $0.8 million for Individual Retirement, $7.7 million and $1.4 million for Group Retirement, $21.9 million and $2.5 million for Protection Solutions, $4.2 million and $1.0 million for Legacy, and an increase of $37.8 million and $5.7 million for Corporate and Other. The impact to operating earnings for each segment during the quarters of 2023 was not material. Total Company operating earnings were not impacted.
Because Non-GAAP Operating Earnings excludes the foregoing items that can be distortive or unpredictable, management believes that this measure enhances the understanding of the Company’s underlying drivers of profitability and trends in our business, thereby allowing management to make decisions that will positively impact our business.
We use the prevailing corporate federal income tax rate of 21% while taking into account any non-recurring differences for events recognized differently in our financial statements and federal income tax returns as well as partnership income taxed at lower rates when reconciling Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings.

The table below presents a reconciliation of Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings for the six months ended June 30, 2024 and 2023:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2024	2023	2024	2023
Net income (loss) attributable to Holdings	$428	$759	$542	$936
Adjustments related to:
Variable annuity product features	79	(65)	398	796
Investment (gains) losses	16	56	55	143
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	14	9	31	18
Other adjustments (1) (2)	(32)	62	59	107
Income tax expense (benefit) related to above adjustments	(16)	(13)	(114)	(223)
Non-recurring tax items (3)	5	(367)	13	(972)
Non-GAAP Operating Earnings	$494	$441	$984	$805

(1)Includes certain gross legal expenses related to the cost of insurance litigation of $0 million and $106 million for the three and six months ended June 30, 2024, respectively and $35 million and $35 million for the three and six months ended June 30, 2023.
(2)For the three and six months ended June 30, 2024, includes $82 million of the gain on sale on AB's Bernstein Research Service attributable to Holdings.
(3)For the three and six months ended June 30, 2024, non-recurring tax items reflects the effect of uncertain tax positions for a given audit period and for the three and six months ended June 30, 2023 primarily includes a decrease of the deferred tax valuation allowance of $376 million and $990 million.

Non-GAAP Operating EPS
Non-GAAP Operating Earnings per common share is calculated by dividing Non-GAAP Operating Earnings less preferred stock dividends by diluted common shares outstanding. The table below presents a reconciliation of GAAP EPS to Non-GAAP Operating EPS for the six months ended June 30, 2024 and 2023.

	Three Months Ended June 30,		Six Months Ended June 30,
(per share amounts)	2024	2023	2024	2023
Net income (loss) attributable to Holdings	$1.31	$2.13	$1.64	$2.60
Less: Preferred stock dividend	0.08	0.07	0.12	0.11
Net Income (loss) available to common shareholders	1.23	2.06	1.52	2.49
Adjustments related to:
Variable annuity product features	0.24	(0.18)	1.20	2.21
Investment (gains) losses	0.05	0.16	0.17	0.40
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	0.04	0.03	0.09	0.05
Other adjustments (1) (2)	(0.10)	0.17	0.18	0.30
Income tax expense (benefit) related to above adjustments	(0.05)	(0.04)	(0.35)	(0.62)
Non-recurring tax items (3)	0.02	(1.03)	0.04	(2.70)
Non-GAAP Operating Earnings	$1.43	$1.17	$2.85	$2.13

_______________
(1)Includes certain gross legal expenses related to the cost of insurance litigation of $0.00 and $0.32 for the three and six months ended June 30, 2024, respectively and $0.10 and $0.10 for the three and six months ended June 30, 2023.
(2)For the three and six months ended June 30, 2024, includes $0.25 of the gain on sale on AB's Bernstein Research Service attributable to Holdings.
(3)For the three and six months ended June 30, 2024, non-recurring tax items reflects the effect of uncertain tax positions for a given audit period and for the three and six months ended June 30, 2023 primarily includes a decrease of the deferred tax valuation allowance of $1.06 and $2.75.

Book Value per common share, excluding AOCI
We use the term “book value” to refer to total equity attributable to Holdings’ common shareholders. Book Value per common share, excluding AOCI, is our total equity attributable to Holdings, excluding AOCI and preferred stock, divided by ending common shares outstanding.

	June 30, 2024	December 31, 2023
Book value per common share	$0.25	$3.26
Per share impact of AOCI	26.89	23.30
Book Value per common share, excluding AOCI	$27.14	$26.56

Other Operating Measures
We also use certain operating measures which management believes provide useful information about our businesses and the operational factors underlying our financial performance.

Account Value (“AV”)
Account value generally equals the aggregate policy account value of our retirement products.

Assets Under Management (“AUM”)
AUM means investment assets that are managed by one of our subsidiaries and includes: (i) assets managed by AB, (ii) the assets in our general account investment portfolio and (iii) the separate account assets of our Individual Retirement, Group Retirement and Protection Solutions businesses. Total AUM reflects exclusions between segments to avoid double counting.

Assets Under Management (“AUA”)
AUA means advisory and brokerage investment assets included in the Company’s Wealth Management segment.

Segment net flows
Net change in segment customer account balances in a period including, but not limited to, gross premiums, surrenders, withdrawals and benefits. It excludes investment performance, interest credited to customer accounts and policy charges.

Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(in millions)
REVENUES
Policy charges and fee income	$617	$594	$1,231	$1,182
Premiums	282	280	557	556
Net derivative gains (losses)	(208)	(917)	(1,584)	(1,758)
Net investment income (loss)	1,166	1,036	2,385	2,026
Investment gains (losses), net:
Credit losses on available-for-sale debt securities and loans	(15)	(14)	(35)	(80)
Other investment gains (losses), net	(1)	(42)	(20)	(63)
Total investment gains (losses), net	(16)	(56)	(55)	(143)
Investment management and service fees	1,240	1,182	2,518	2,362
Other income	429	258	688	509
Total revenues	3,510	2,377	5,740	4,734
BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	667	684	1,344	1,414
Remeasurement of liability for future policy benefits	(8)	(7)	(7)	(3)
Change in market risk benefits and purchased market risk benefits	(133)	(975)	(1,233)	(955)
Interest credited to policyholders’ account balances	605	501	1,171	964
Compensation and benefits	577	566	1,197	1,149
Commissions and distribution-related payments	463	393	900	773
Interest expense	62	55	119	116
Amortization of deferred policy acquisition costs	169	155	341	307
Other operating costs and expenses	427	466	980	889
Total benefits and other deductions	2,829	1,838	4,812	4,654
Income (loss) from continuing operations, before income taxes	681	539	928	80
Income tax (expense) benefit	(116)	292	(146)	1,017
Net income (loss)	565	831	782	1,097
Less: Net income (loss) attributable to the noncontrolling interest	137	72	240	161
Net income (loss) attributable to Holdings	428	759	542	936
Less: Preferred stock dividends	26	26	40	40
Net income (loss) available to Holdings’ common shareholders	$402	$733	$502	$896

Earnings Per Common Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(in millions)
Earnings per common share
Basic	$1.24	$2.06	$1.53	$2.50
Diluted	$1.23	$2.06	$1.52	$2.49
Weighted average shares
Weighted average common stock outstanding for basic earnings per common share	324.2	355.2	327.2	358.5
Weighted average common stock outstanding for diluted earnings per common share (1)	327.3	356.1	330.4	360.0

(1)For the three and six months ended June 30, 2024 and 2023, 3.0 million, 3.1 million, 3.0 million and 2.5 million, respectively, of outstanding stock awards, were not included in the computation of diluted earnings per share because their effect was anti-dilutive.

Results of Operations by Segment

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(in millions)
Operating earnings (loss) by segment:
Individual Retirement	$234	$234	$462	$434
Group Retirement	123	107	249	196
Asset Management	101	99	207	198
Protection Solutions	67	24	108	(11)
Wealth Management	44	42	87	74
Legacy	41	45	92	105
Corporate and Other (1)	(116)	(110)	(221)	(191)
Non-GAAP Operating Earnings	$494	$441	$984	$805

(1)Includes interest expense and financing fees of $58 million and $114 million for the three and six months ended June 30, 2024, respectively, and $57 million and $119 million for the three and six months ended June 30, 2023, respectively.

Select Balance Sheet Statistics

	June 30, 2024	December 31, 2023
	(in millions)
ASSETS
Total investments and cash and cash equivalents	$117,410	$110,412
Separate Accounts assets	132,664	127,251
Total assets	287,769	276,814

LIABILITIES
Long-term debt	$3,830	$3,820
Future policy benefits and other policyholders' liabilities	17,417	17,363
Policyholders’ account balances	104,072	95,673
Total liabilities	283,296	271,656

EQUITY
Preferred stock	1,562	1,562
Accumulated other comprehensive income (loss)	(8,645)	(7,777)
Total equity attributable to Holdings	$1,644	$2,649
Total equity attributable to Holdings' common shareholders (ex. AOCI)	8,727	8,864

Assets Under Management (Unaudited)

	June 30, 2024	December 31, 2023
	(in billions)
Assets Under Management
AB AUM	$769.5	$725.2
Exclusion for General Account and other Affiliated Accounts	(68.9)	(75.0)
Exclusion for Separate Accounts	(58.2)	(44.5)
AB third party	$642.4	$605.7

Total company AUM
AB third party	$642.4	$605.7
General Account and other Affiliated Accounts (1) (3) (4)	117.4	110.4
Separate Accounts (2) (3) (4)	132.7	127.3
Total AUM	$892.5	$843.4

_______________
(1) “General Account and Other Affiliated Accounts” refers to assets held in the general accounts of our insurance companies and other assets on which we bear the investment risk.
(2) “Separate Accounts” refers to the separate account investment assets of our insurance subsidiaries excluding any assets on which we bear the investment risk.
(3) As of June 30, 2024 and December 31, 2023, Separate Account is inclusive of $12.5 billion and $12.5 billion & General Account AUM is inclusive of $46 million and $49 million, respectively, Account Value ceded to Venerable.
(4) As of June 30, 2024 and December 31, 2023, Separate Account is inclusive of $6.8 billion and $6.4 billion & General Account AUM is inclusive of $3.4. billion and $3.6 billion, respectively, Account Value ceded to Global Atlantic.